Exhibit 10.8

SPRUCE BIOSCIENCES, INC.

SEVERANCE AND CHANGE IN CONTROL POLICY

Spruce Biosciences, Inc. (the “Company”) has established this Severance and Change in Control Policy (this “Policy”) as of July 23, 2019 (the “Effective Date”). The purpose of the Policy is to attract and retain key employees for the Company, to align their interests with those of the Company’s stockholders, and to provide such individuals with an incentive to continue their service with the Company and to maximize the value of the Company upon a potential Change in Control for the benefit of its stockholders.

1. Eligible Individuals

All employees of the Company who are designated by the Administrator as eligible to participate in the Policy will be subject to the terms of this Policy (each such individual, a “Participant”). Notwithstanding the foregoing, this Policy will not be effective with respect to any person designated as a Participant by the Administrator unless and until such person agrees in writing (whether in an employment agreement or by countersigning a participation notice in a form approved by the Administrator) to be subject to this Policy and agrees to all of its terms and conditions.

2. Severance Benefits

Subject to the terms of this Policy (including, without limitation, Sections 4 and 11), if a Participant has a Change in Control Termination, the Company will provide such Participant with the following benefits and payments (the “Severance Benefits”):

•	Salary Severance: A lump sum, cash payment equal to six (6) months of the Participant’s Base Salary (less applicable withholdings).

•

Pro Rata Target Bonus Severance: A lump sum, cash payment equal to (a) the Participant’s Target Bonus multiplied by (b) a fraction, the numerator of which is the number of days between (and including) the start of the fiscal year in which the Participant’s Change in Control Termination occurs and the date of the Participant’s Change in Control Termination and the denominator of which is 365 (less applicable withholdings).

•

COBRA Severance: If (a) the Participant was enrolled in a group health plan (i.e., medical, dental, or vision plan) sponsored by the Company or an affiliate immediately prior to the Change in Control Termination, (b) the Participant is eligible to continue coverage under such group health plan under COBRA at the time of the Participant’s termination of employment, and (c) the Participant timely elects COBRA coverage, then the Company will pay the applicable COBRA premiums on behalf of the Participant and his or her eligible dependents, if any, covered under the Company’s group health plan (or waive the cost of coverage under any self-funded group health plan, if applicable) until the earlier of (i) the duration of the period in which the Participant and his or her eligible dependents, if any, are enrolled in such COBRA coverage (and not otherwise covered by another employer’s group health plan that does not impose an applicable pre-existing condition exclusion) and (ii) a period of six (6) months from the date of the Participant’s Change in Control Termination. In addition, in lieu of such COBRA premium payments, the Company may in its sole discretion pay to the Participant, on the first day of each month during the period that it is required to pay the COBRA premium payments for the Participant and his or her eligible dependents, if any, a fully taxable cash payment equal to the applicable COBRA premiums for that month, subject to applicable withholdings. For purposes of this Policy, any applicable insurance premiums that are paid (or deemed paid in the case of self-insured plans) by the Company shall not include any amounts payable by the Participant under a Code Section 125 health care reimbursement plan.

3. Change in Control Vesting Acceleration Benefit

Subject to the terms of this Policy (including, without limitation, Section 11), if a Change in Control occurs while a Participant is an employee of the Company, 100% of the Participant’s then-outstanding and unvested Equity Awards will immediately vest in full and, to the extent applicable, become immediately exercisable. If, however, an outstanding Equity Award is to vest and/or the amount of the Equity Award to vest is to be determined based on the achievement of performance criteria, then the Equity Award will vest as to 100% of the amount of the Equity Award assuming the performance criteria had been achieved at target levels for the relevant performance period(s).

4. Conditions to Receipt of Severance Benefits

(a) Release Agreement. A Participant’s receipt of any severance payments or benefits upon the Participant’s Change in Control Termination under Section 2 is subject to the Participant signing and not revoking the Company’s then-standard separation agreement and release of claims (which may include an agreement not to disparage the Company, non-solicit provisions, an agreement to assist in any litigation matters, and other standard terms and conditions) (the “Release”), which must become effective and irrevocable no later than the 60th day following the Participant’s Change in Control Termination (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, the Participant will forfeit any right to severance payments or benefits under Section 2.

(b) Confidential Information. A Participant’s receipt of Severance Benefits will be subject to the Participant continuing to comply with the terms of any employee invention assignment and confidentiality agreement between the Participant and the Company.

(c) Resignation from Officer and Director Positions. A Participant’s receipt of Severance Benefits will be subject to the Participant resigning from all officer and director positions with the Company and its affiliates that the Participant holds (unless otherwise requested by the Company).

(d) Return of Company Property. A Participant’s receipt of Severance Benefits is subject to the Participant returning all documents and other property provided to the Participant by the Company (with the exception of a copy of the Company employee handbook and personnel documents specifically relating to the Participant), developed or obtained by the Participant in connection with his or her employment with the Company, or otherwise belonging to the Company.

5. Timing of Payment of Severance Benefits

Any lump sum salary severance or pro rata bonus severance payments under Section 2 will be provided within the first two regularly scheduled payroll periods of the Company following the date the Release becomes effective and irrevocable (the “Severance Start Date”), subject to any delay required by Section 7 below. Any taxable installments of any COBRA-related severance benefits that otherwise would have been made to the Participant on or before the Severance Start Date will be paid on the Severance Start Date, and any remaining installments thereafter will be provided as specified in this Policy.

6. Definitions

The following terms referred to in this Policy will have the following meanings:

(a) “Administrator” means the Board, provided, however, that if the Board has delegated authority to administer the Policy to the Compensation Committee of the Board, then “Administrator” shall also mean the Compensation Committee of the Board. Following the consummation of a Change in Control, the Administrator means the board of directors (or similar body) of the successor entity.

(b) “Base Salary” means the Participant’s base salary as of the effective date of the Participant’s Change in Control Termination (without taking into account any reduction in salary forming the basis for a resignation for Good Reason).

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” means with respect to a particular Participant, the meaning ascribed to such term in any written agreement between such Participant and the Company defining such term, and, in the absence of such agreement, means with respect to such Participant, the occurrence of any of the following events: (i) such Participant’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) such Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) such Participant’s intentional, material violation of any contract or agreement between such Participant and the Company or of any statutory duty owed to the Company; (iv) such Participant’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) such Participant’s gross misconduct. The determination whether a termination is for Cause shall be made by the Administrator in its sole and exclusive judgment and discretion.

(e) “Change in Control” means a Deemed Liquidation Event (as defined in the Company’s Amended and Restated Certificate of Incorporation, as amended from time to time, without regard to any election by the holders of Series A Preferred Stock) in which either (i) the amount per share to be paid or distributed to the holders of Series A Preferred Stock is equal to or greater than the Series A Original Issue Price or (ii) such Deemed Liquidation Event is declared to be a Change in Control, for purposes of this Agreement, by the holders of a majority of the outstanding shares of Series A Preferred Stock. Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A.

(f) “Change in Control Period” means the period beginning on the date that is three (3) months prior to the consummation of a Change in Control and ending on the date that is twelve (12) months following the consummation of a Change in Control.

(g) “Change in Control Termination” means an Involuntary Termination that occurs within the Change in Control Period. For such purposes, if the events giving rise to a Participant’s right to resign for Good Reason arise within the Change in Control Period, and the Participant’s resignation occurs not later than thirty (30) days after the expiration of the Cure Period (as defined below), such termination shall be a Change in Control Termination.

(h) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, together with any state law of similar effect.

(i) “Code” means the Internal Revenue Code of 1986, as amended.

(j) “Equity Awards” means any Company equity awards, including, but not limited to, stock options, stock appreciation rights, restricted stock and restricted stock units.

(k) “Good Reason” for a Participant’s resignation means the occurrence of any of the following events, conditions or actions taken by the Company without Cause and without such Participant’s consent: (i) a material reduction of such Participant’s annual base salary, which is a reduction of at least 10% of such Participant’s annual base salary (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees); (ii) a material reduction in such Participant’s authority, duties or responsibilities; (iii) a relocation of such Participant’s principal place of employment with the Company (or successor to the Company, if applicable) to a place that increases such Participant’s one-way commute by more than fifty (50) miles as compared to such Participant’s then-current principal place of employment immediately prior to such relocation (excluding regular travel in the ordinary course of business); provided that if such Participant’s principal place of employment is his or her personal residence, this clause (iii) shall not apply; provided, however, that in each case above, in order for the Participant’s resignation to be deemed to have been for Good Reason, the Participant must first give the Company written notice of the action or omission giving rise to “Good Reason” within thirty (30) days after the first occurrence thereof; the Company must fail to reasonably cure such action or omission within thirty (30) days after receipt of such notice (the “Cure Period”), and the employee’s resignation must be effective not later than thirty (30) days after the expiration of such Cure Period.

(l) “Involuntary Termination” means a termination of a Participant’s employment by the Company without Cause (excluding by reason of the Participant’s death or disability) or such Participant’s voluntary resignation for Good Reason, and in either case, provided such termination also qualifies as a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury Regulations).

(m) “Target Bonus” means the target annual incentive bonus, expressed in dollars, which the Participant is eligible to earn in the fiscal year in which (i) the Change in Control occurs or (ii) the Change in Control Termination occurs, whichever of (i) or (ii) is greater.

7. Section 409A

This Policy is intended to comply with Section 409A of the Code (“Section 409A”) or an exemption thereunder and accordingly, to the maximum extent permitted, this Policy will be interpreted and administered in accordance with such intent. Any payments to be made under this Policy upon a termination of employment may only be made upon a “separation from service” under Section 409A, and may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments or benefits under this Policy that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Each installment payment provided under this Policy shall be treated as a separate payment. To the extent required in order to avoid an accelerated or additional tax under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Policy during the six-month period immediately following a separation from service will instead be paid on the first business day after the date that is six months following separation from service. If the Company determines that any severance benefits provided under this Policy constitutes “deferred compensation” under Section 409A, for purposes of determining the schedule for payment of the severance benefits, the effective date of the Release will not be deemed to have occurred any earlier than the sixtieth (60th) day following the separation from service, regardless of when the Release actually becomes effective. In addition to the above, to the extent required to comply with Section 409A and the applicable regulations and guidance issued thereunder, if the applicable deadline for a Participant to execute (and not revoke) the applicable Release spans two calendar years, payment of the applicable severance benefits shall not commence until the beginning of the second calendar year. In no event will the Company reimburse, indemnify, or hold harmless any Participant for any taxes, penalties and interest that may be imposed, or other costs that may be incurred, as a result of Section 409A.

8. Limitation of Payments

If any payment or benefit received or to be received by a Participant (including any payment or benefit received pursuant to this Policy or otherwise) would be (in whole or part) subject to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto, or any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest or penalties, are hereafter collectively referred to as the “Excise Tax”), then the cash payments provided to the Participant under this Policy will first be reduced, with each such payment to be reduced pro rata but without any change in the payment date, and then, if necessary, any accelerated vesting of the Participant’s equity awards arising from the terms of such equity awards shall be reduced in the same chronological order in which those equity awards were made, but only to the extent necessary to assure that the Participant receives the greater of (i) the amount of those payments and benefits which would not constitute a parachute payment under Section 280G of the Code or (ii) the amount which yields the Participant the greatest after-tax amount of benefits after taking into account any Excise Tax imposed on the payments and benefits provided to the Participant hereunder (or on any other payments or benefits to which the Participant may become entitled in connection with any change in control or ownership of the Company or the subsequent termination of the Participant’s employment with the Company). Calculations required by this paragraph will be performed by a national accounting firm designated by the Company.

9. Administration of Policy

The Administrator will have full discretion to administer and interpret this Policy. Any decision made or other action taken by the Administrator with respect to this Policy and any interpretation by the Administrator of any term or condition of this Policy, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law.

10. Term of Policy

This Policy will remain in effect until terminated by the Administrator.

11. Amendment and Termination of Policy

The Administrator may in its sole discretion amend or terminate the Policy, any participation notice issued pursuant to the Policy, or the benefits provided hereunder at any time, subject to the provisions of this Section 11. Any amendment or termination of the Policy will be in writing. Any amendment to the Policy that (a) causes an individual or group of individuals to cease to be a Participant, or (b) reduces or alters to the detriment of a Participant the Severance Benefits potentially payable to the Participant or the Change in Control vesting acceleration benefits set forth in Section 3 (including, without limitation, imposing additional conditions or modifying the timing of payment) (an amendment described in clause (a) and/or clause (b) being an “adverse amendment or termination”), will be effective only if it is approved by the Administrator and communicated to the affected individual(s) in writing before the effective date of the adverse amendment or termination. Once a Participant has incurred an Involuntary Termination, no amendment or termination of the Policy may, without that Participant’s written consent, reduce or alter to the detriment of the Participant the Severance Benefits or any other payments or benefits the Participant is eligible to receive under the Policy. In addition and notwithstanding the preceding, beginning on the date that a Change in Control occurs, the Company may not, without a Participant’s written consent, amend or terminate the Policy in any way, nor take any other action under the Policy, which (i) prevents that Participant from becoming eligible for Severance Benefits or any other benefits under the Policy, or (ii) reduces or alters to the detriment of the Participant the Severance Benefits or other benefits under the Policy payable or realizable, or potentially payable or realizable, to the Participant (including, without limitation, imposing additional conditions). The preceding sentence shall not apply to any amendment that otherwise both (x) would take effect before a Change in Control, and (y) meets the requirements of this Section 11 without regard to the preceding sentence.

12. Miscellaneous Provisions

(a) Accrued Obligations. Except as set forth in this Policy, rights arising from the terms of the Company’s benefit plans shall be governed by the terms of such plans.

(b) Withholding Taxes. All payments and benefits under this Policy will be paid less applicable withholding taxes. The Company is authorized to withhold from any payments or benefits all federal, state, local, and/or foreign taxes required to be withheld from the payments or benefits and make any other required payroll deductions. The Company will not pay any Participant’s taxes arising from or relating to any payments or benefits under this Policy.

(c) Exclusive Remedy. In the event of a termination of a Participant’s employment with the Company, the provisions of this Policy are intended to be and are exclusive and in lieu of any other rights or remedies to which the Participant may otherwise be entitled, whether at law, tort or contract, or in equity. Each Participant will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in this Policy, to the extent applicable.

(d) No Mitigation. A Participant is not required to seek other employment or to attempt in any way to reduce any amounts otherwise payable to the Participant under this Policy.

(e) At-will Employment. Nothing in this Policy shall be construed as giving any Participant any right to be retained in the employ of the Company or any subsidiary of the Company or shall affect the terms and conditions of a Participant’s employment with the Company or a subsidiary of the Company. A Participant’s employment with the Company or any subsidiary of the Company is employment “at-will” and may be terminated at any time and for any reason, with or without notice.

(f) Choice of Law. The laws of the State of California will govern all questions concerning the construction, validity and interpretation of this Policy, without regard to that state’s conflict of laws provisions.

(g) Severability. The invalidity or unenforceability of any provision or provisions of this Policy will not affect the validity or enforceability of any other provision of this Policy, which will remain in full force and effect.

(h) Successors. Any such successor of the Company will be deemed substituted for the Company under the terms of this Policy for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of the Participant to receive any form of compensation payable pursuant to this Policy may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of the Participant’s right to compensation or other benefits will be null and void.